Exhibit 99.1

Cephalon Announces Proposed Public Offering of Common Stock and Convertible Senior Subordinated Notes

For Immediate Release

Frazer, PA – May 20, 2009 – Cephalon, Inc. (Nasdaq: CEPH) announced today that it intends to offer, subject to market and other conditions, $300 million of common stock and $350 million in aggregate principal amount of convertible senior subordinated notes due 2014 through two concurrent public offerings.  Cephalon will grant the underwriters a 30-day option, solely to cover over-allotments, to purchase up to an additional $45 million of common stock, with respect to the common stock offering, and to purchase up to an additional $52.5 million in aggregate principal amount of the notes, with respect to the notes offering.

The notes will be convertible into cash and, if applicable, shares of Cephalon’s common stock based on a conversion rate to be determined. The interest rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering by negotiations between Cephalon and the underwriters.  The notes will be subordinate to existing and future senior indebtedness, equal to existing and future senior subordinated indebtedness and senior in right of payment to existing and future subordinated indebtedness of Cephalon.

The offerings are being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission.  For each offering, a prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the U.S. Securities and Exchange Commission.  Neither of these offerings is contingent upon the consummation of the other offering.

Cephalon intends to use a portion of the net proceeds of the notes offering to enter into a hedging transaction on its common stock with Deutsche Bank AG, London Branch (the “hedge counterparty”), an affiliate of the representative of the underwriters.  Holders of the notes will not have any rights with respect to any hedging transactions entered into by Cephalon.  Cephalon also expects to enter into separate warrant transactions with the hedge counterparty, which would result in additional proceeds to Cephalon.  The Company intends to use the remaining proceeds from the convertible notes offering and the proceeds from the common stock offering for general corporate purposes.

In connection with the convertible note hedge and warrant transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to Cephalon’s common stock concurrently with or shortly after the pricing of the notes.  These transactions could have the effect of increasing or preventing a decline in the price of Cephalon’s common stock concurrently with or following the pricing of the notes.  In addition, the hedge counterparty or its affiliates may from time to time, after the pricing of the notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Cephalon’s common stock or by purchasing or selling Cephalon’s common stock in secondary market transactions during the term of the notes (and are likely to do so during any applicable conversion reference period related to conversion of the notes).  These activities could have the effect of decreasing the price of Cephalon’s common stock and could adversely affect the price of the notes during any such applicable conversion reference period.

The sole book-running manager for both offerings will be Deutsche Bank Securities Inc.

When available, copies of both preliminary prospectus supplements and the accompanying prospectus may be obtained from Deutsche Bank Securities Inc.’s prospectus department at 100 Plaza One, Second Floor, Jersey City, NJ 07311 (telephone: 1-800-503-4611) or from the SEC at www.sec.gov.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on U.S. products is available by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results;

prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source: Cephalon, Inc.

Contacts:

United States
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

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